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                                                          EXHIBIT  21
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                Falcon Products, Inc. and Subsidiaries



                    SUBSIDIARIES OF THE COMPANY
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     The following are wholly-owned subsidiaries of the Company: Howe
Furniture Corporation; Howe Europe a/s (a Danish corporation); Johnson Industries, Inc.; Falcon Products (Shenzhen) Limited (a Chinese corporation); Falcon Mexican Holdings, Inc.; and Falcon De Juarez, S.A. de C.V., Fundiciones Tecnicas, S.A., and Falcon De Baja California, S.A. de C.V. (Mexican corporations). Falcon Mimon, a.s.
(a Czech Republic corporation) is an 84% owned subsidiary of the Company.